EXHIBIT 99.1

Transcript of Question and Answer Session
Analysts International Corporation
Earnings Conference Call – July 26, 2007

Michael LaVelle:	We’ll now take your questions.

Operator:
At this time I would like to remind everyone if you would like to pose a question you may press star then the number one on your telephone key pads.  We’ll pause for just a moment to compile the Q&A roster.

Your first question is coming from Rick Dauteuil of Columbia Management.

Mike LaVelle:	Hi, Rick.

Dave Steichen:	Good morning, Rick.

Rick Dauteuil:
Good morning.  I just have a couple of quick ones; the first is just to on the comment that I think Mike made first is the return to profitability in early '08 and you know, I sit here and I look at your revenue level and I look at what you reported in this quarter with a loss of 723,000 of which 600,000 was non-recurring in nature.  You expected some of those, I think you said, no more restructuring charges, you were kind of finished with those.  So then I'm trying to figure out why we're not looking at profitability sooner.  Maybe you can help quantify some of these investment initiatives that you are undertaking in Q3 and Q4 and that might help me better understand that.

Mike LaVelle:
Well, you know, let me say this Rick.  As far as...you know, we are optimistic about returning to profitability, certainly on or ahead of plan.  What we do want to make sure of though is that we don't get focused right away on profitability and fail to make the investments that are going to bring us sustained profitability.  So, then once we go profitable we want to continue to grow and continue to increase profitability.

The investments, some of them I talked about, you know we're putting 15 to 20 more sales people in the field; we also will be adding recruiting resources.  In addition, you know, as we get into the third and fourth quarters I think we'll be making investments in field management and we're developing one of the things in our plan is to create and integrate our professional service centers in key markets and as we do, we'll have to put in place, managers that can really drive that business.  So, there are investments that we're going to make and I want to make sure that we make those to build the company back to where it needs to be going into next year but I am optimistic about it, you know, I think we can hopefully beat or exceed the plan.

Rick Dauteuil:	Okay, again are we talking about $0.5 million a quarter in some of these initiatives; $1 million a quarter? Just give me a rough frame of mind.

Dave Steichen:
Rick, this is Dave Steichen.  We had indicated, I think, in our last call that over the two years following the implementation of this plan that we would be investing about $5 million over that period of time.  The pace at which we bring those investments online is somewhat dependant upon the results that we see elsewhere in the plan.  So, we'll bring those investments on in a measured way to try to maximize our opportunities in the investments but at the same time, making sure that we hit those earnings target in the plan.

Rick Dauteuil:
Okay, so if I kind of say that in this quarter we had employee termination and consultant fees of 600,000, I'd be in the ball park if I were to look at that kind of level being replaced by some of these new investment initiatives.

Mike LaVelle:	That’s correct.

Rick Dauteuil:
Okay, all right.  Just give me a sense of what you're seeing; you mentioned where you're seeing some, in current business, you mentioned margins and where some of the opportunities are.  Is there an opportunity that maybe shed some business that's low margin?  Are you in the process of re-evaluating what you have and maybe replace it with better margin business?

Mike LaVelle:
Yes, certainly what we're focused on is that we see a lot of opportunity in our middle-market Professional Services practice, they're doing well and the margins are improving there and that is where we intend to focus, pretty much, that and the solutions areas where we are focusing the investments that we're making.  We're not really trying to pull back from or pull out of the IT Staffing business, but we're also not looking to invest in it and grow that business over the future.  And as we grow, as we grow the Professional Service business and increase revenues in that area, we certainly intend to be more selective about you know, the business we do.

Rick Dauteuil:
Okay, but just going back, there must be, as you evaluated your business with the help of outside resources, there must have been some relationships, I'm not saying getting out of Staffing, I'm saying, you know a Staffing customer that you're not making money on or you’re making insufficient money to justify being there.  Is there that kind of business that we can look at rolling off over time?

Mike LaVelle:
I think over time you'll see us either improving the margin of some of our business or trying to move in other directions and one of the things that we are doing in some of our major accounts, or in one of our major accounts, is that we were doing way too much of our business through sub-suppliers and more than we had to and also the margins that we were getting out of that business were not good at all.  So, we have put a concentrated effort into reducing that business and do more of it internally and to make sure the margins we get on the sub-supplier business we do, are improved and we've got some very specific goals and actually improve those by about 1% this quarter but we intend to do more there.

Rick Dauteuil:
Then lastly, you mentioned a pipeline of new business in the Solutions side of the business.  Are you seeing the margins on that business where you'd like it to be or are we still climbing the ladder a little bit?

Dave Steichen:
The margins in that business are largely dependant; I mean overall margins are largely dependant upon the hardware, as we mentioned on the hardware that could swing depending on the types of deals that we're able to close at any given quarter.  From a Services standpoint, I think there's still room for improvement in those margins.  It's not a number that we’ve disclosed separately in the past and one that we want to start disclosing right now, but those margins have improved over the last couple of quarters and we intend to try to keep driving those higher until we're never happy with the margins that we have but, you know, they are getting better.

Michael LaVelle:	And the pipeline there is very strong.

Rick Dauteuil:	Strong with strong margins?

Michael LaVelle:	With good margins.

Rick Dauteuil:	Okay. Okay, that's all I have. Thanks.

Operator:	Thank you. Once again, if you do have a question please press star one on your telephone keypads at this time. Your next question is coming from Jon Schwartz of Parvest Asset Management.

Jon Schwartz:	Yes, hi guys.

Mike LaVelle:	Hi, Jon. How are you doing?

Jon Schwartz:
I'm doing okay.  Just wanted to ask, can you sort of give me any color; I mean you guys have obviously been showing some improvement on the Direct Services gross margin line.  Is there kind of a number that you think longer term, say a year out, that you are looking towards that you see as a level that you should be able to get to?  You know, I understand that it'll depend on the mix between Solutions and IT staffing, et cetera, but I mean is there kind of a target that you have in mind there?

Mike LaVelle:
You know I think there’s so many variables that I'm pretty reluctant to forecast a target a year out.  Certainly we're looking at, for steady improvement in the margins and in the business we select to do and to become selective, more selective over a period of time.  So, I think as we work out our 2008 budget and we'll be better able to predict out in a year exactly what we intend to accomplish, but I think it's too early for that now.

Jon Schwartz:	Okay. I mean longer term, you know, it doesn't have to be any time horizon on it but is something like a mid 20s gross margin achievable?

Dave Steichen:
I think I would look to some of our competitors in the market place and the types of margin they are achieving.  I think we've been straight forward in the past about the fact that we feel we lag behind where we need to be and if we could get ourselves back to the middle of the pack on margins and in the competitive space that we play in, I think that'd be a reasonable long term goal.

Michael LaVelle:
Yes and I think we've seen some improvement in this quarter and we intend to, you know, we're looking to make steady improvement going forward and certainly we thinkwe can improve those margins but exactly how far up, I don't want to just say that out...

Jon Schwartz:	Sure, understood; that's fair enoug. And then a related question, EBITDA margin, I'm assuming that you guys would think that a 5% EBITDA margin is achievable at some point here?

Dave Steichen:
Jon, again, I think we'd say that we want to get back into a competitive position with the other companies in our space and EBITDA margins are really all over the map, depending on your mix of solutions versus staffing and volume staffing business.  So, we can't predict right now but I'd say we want to get back into a competitive position and have competitive margins.  As a company, I think we can do that.

Jon Schwartz:
Okay, fair enough.  Then just lastly, it looked like the Services revenue, direct revenue came down this quarter.  I'm not sure I heard why that was; looked like it was down 2.5 million sequentially, or so.

Dave Steichen:	From the first quarter?

Jon Schwartz:	Yeah, sequentially and even more than that on a year-over-year basis, more like 5 million year-over-year.

Dave Steichen:	Yes, I think that's probably true. I think that if you look at what happened in the head count during the fourth quarter and the first quarter, our head count declined fairly significantly there.

Jon Schwartz:	Okay.

Dave Steichen:	Fortunately we were able to offset that with significant growth in our Hardware business and that's been coming in at pretty good margins.

Michael LaVelle:
And I do think that if you’d look at head count trends, they have been trending down, probably through most of last year and I think probably June was the first month we were able to really reverse that and this quarter we were able to show a pretty good improvement and still yet, we didn't go positive but we really reduced the number of head count that was lost.

So, I think we're on the right track there and we're really focused on turning that around.

Jon Schwartz:	Looking out, do you think you can turn that around and get that going up instead of just kind of feel a decline maybe?

Michael LaVelle:	Yes, we believe we can do that.

Jon Schwartz:	Okay, great. That's all from me. Thanks guys.

Dave Steichen:	Thanks, Jon.

Operator:
Thank you.  As another reminder, to pose a question you may press star one on your touch telephone keypad at this time to pose a question.

It appears we have no one in queue for questions.  I would now like to turn the call back over to management for any closing remarks.

Michael LaVelle:
Okay, well that concludes our call and in closing I'd like to thank all of you for participating in the call this morning and I hope you share our enthusiasm about the future of the company and we look forward to keeping you updated from time-to-time.

Thanks.

Operator:	Thank you. This does conclude today's teleconference. You may now disconnect at this time and have a wonderful day.